Exhibit 10.23
Execution Version
June 20, 2017
Steve Hansen
[***]
[***]
Dear Steve:
This letter (the “Agreement”) will confirm our offer to you of employment with Therma Services LLC (the “Company”), under the terms and conditions that follow. This Agreement will take effect upon the closing (the “Closing”) of the transactions contemplated by the Asset Purchase Agreement by and among Therma LLC, Therma Corporation, the Joseph Parisi and Nicki Parisi 1993 Revocable Living Trust, dated June 15, 1993, as amended (the “Parisi Trust”), and each of Joseph Parisi and Nicki Parisi, individually and as trustees and beneficiaries of the Parisi Trust. If the Closing does not occur for any reason, this Agreement will be of no force or effect.
1.Position and Duties.
(a)Effective as of June 20, 2017, (the “Effective Date”), you will be employed by the Company, on a full-time basis, as its Operations Manager. Your employment under this Agreement will continue for an initial period of two years (the “Initial Term”) commencing on the Effective Date, unless earlier terminated pursuant to Section 4. After the Initial Term, and unless earlier terminated pursuant to Section 4, the term of employment shall automatically renew for consecutive one-year terms (each, an “Extended Term”) on each anniversary of the Effective Date, unless and until the Company or you provide written notice of nonrenewal to the other party not less than sixty (60) days prior to the expiration of the then current one-year term. The Initial Term and all such Extended Terms are collectively referred to herein as the “Employment Period.”
(b)Your duties and responsibilities include those duties as may reasonably be assigned to you from time to time (collectively, your “Duties”). You agree to perform the Duties of your position. You also agree that, while employed by the Company, you will devote your full business time and your best efforts, business judgment, skill and knowledge exclusively to the advancement of the business interests of the Company and its Affiliates and to the discharge of your Duties for them.
(c)You agree that, while employed by the Company, you will comply with all Company policies, practices and procedures and all codes of ethics or business conduct applicable to your position, as in effect from time to time.
2.Compensation and Benefits. During your employment, as compensation for all services performed by you for the Company and its Affiliates and subject to your full performance of your obligations hereunder, the Company will provide you the following pay and benefits:
(a)Base Salary. The Company will pay you a base salary at the rate of Three Hundred Thousand Dollars $300,000.00 per year, payable in accordance with the regular payroll practices of the Company and subject to reasonable adjustment from time to time by the Board of Directors of the Company (the “Board”) in its discretion (as adjusted, from time to time, the “Base Salary”).

(b)Bonus Compensation. For each fiscal year completed during your employment under this Agreement, you will be eligible to earn an annual bonus. Your 2017 annual bonus will be determined by the Board based on the Company’s EBITDA, as compared to target EBITDA of $23.0 million (“Target EBITDA”). Specifically, your 2017 annual bonus will be $25,000 for achievement of 90 percent of Target EBITDA, $75,000 for achievement of 100 percent of Target EBITDA, $125,000 for achievement of 110 percent of Target EBITDA, and $175,000 for achievement of 120 percent of Target EBITDA. In addition, you will be eligible to earn an additional bonus for the 2017 fiscal year up to the amount of $25,000 (the “Additional 2017 Bonus”). The actual amount of the Additional Bonus (if any) and the bonus metrics applicable to such Additional Bonus will be determined by the Board in its sole discretion. Thereafter, your annual bonus (for fiscal years 2018 and beyond) will be based on bonus metrics determined by the Board. Annual bonuses (including the Additional 2017 Bonus, if any) will be payable by the later of (i) fifteen (15) days following the close of the Company’s annual audit for the year for which the bonus is earned and (ii) March 31 following the year for which the bonus is earned (and in all events between January 1 and December 31 following the year for which the bonus is earned). You must be employed through the end of the applicable fiscal year in order to be eligible for the bonus in respect of such fiscal year.
(c)Retention Bonus. You will also be eligible to receive a retention bonus in the aggregate amount of $75,000, to be paid out in three equal installments (i) upon the Closing, (ii) upon the one-year anniversary of the date of Closing, and (iii) upon the two-year anniversary of the date of Closing; provided that you remain continuously employed by the Company through each of the payment dates.
(d)Participation in Employee Benefit Plans. You will be eligible to participate in all employee benefit plans from time to time in effect for employees of the Company generally (including the Company’s 401(k) plan), except to the extent such plans are duplicative of benefits otherwise provided you under this Agreement (e.g. a group health insurance plan). Your union pension and healthcare benefits will continue as provided under the applicable collective bargaining agreement, as long as such union pension and healthcare plans permit your participation and have entered into a participation agreement with the Company memorializing the same. Your participation will be subject to the terms of the applicable plan documents and generally applicable Company policies, as the same may be in effect from time to time, and any other restrictions or limitations imposed by law.
(e)Vacations. You will be entitled to earn up to four (4) weeks of vacation per year, in addition to holidays observed by the Company. The amount of vacation time that you can accrue is subject to a cap of 1.5x the annual vacation allotment (6 weeks). Once the cap is reached, you will not accrue any new vacation time until you use some of your accrued vacation and your vacation accrual falls below the cap. Vacation may be taken at such times and intervals as you shall determine, subject to the business needs of the Company. Vacation shall otherwise be subject to the policies of the Company, as in effect from time to time.
(f)Business Expenses. The Company will pay or reimburse you for all reasonable business expenses incurred or paid by you in the performance of your duties and responsibilities for the Company, subject to any maximum annual limit and other restrictions on such expenses set by the Company and to such reasonable substantiation and documentation as may be specified from time to time. Your right to payment or reimbursement for business expenses hereunder shall be subject to the following additional rules: (i) the amount of expenses eligible for payment or reimbursement during any calendar year shall not affect the expenses eligible for payment or reimbursement in any other calendar year, (ii) payment or reimbursement shall be made not later than December 31 of the calendar year following the calendar year in which the expense or payment was incurred, and (iii) the right to payment or reimbursement is not subject to liquidation or exchange for any other benefit.
3.Confidential Information and Restricted Activities.
(a)Confidential Information. During the course of your employment with the Company and its predecessors, you have learned and will continue to learn of Confidential Information, as defined below, and you have developed and will continue to develop Confidential Information on behalf of the Company and its Affiliates. You agree that you will not use or disclose to any Person (except as required by applicable law or for the proper performance of your regular duties and responsibilities for the Company) any Confidential Information obtained by you incident to your employment or any other association with the Company or any of its Affiliates. You agree that this restriction shall continue to apply after your employment terminates, regardless of the reason for such termination. Nothing in this Agreement limits, restricts or in any other way affects your communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity. You cannot be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed under seal in a lawsuit or other proceeding. Notwithstanding this immunity from liability, you may be held liable if you unlawfully access trade secrets by unauthorized means.
(b)Protection of Documents. All documents, records and files, in any media of whatever kind and description, relating to the business, present or otherwise, of the Company or any of its Affiliates, and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by you, shall be the sole and exclusive property of the Company. You agree to safeguard all Documents and to surrender to the Company, at the time your employment terminates or at such earlier time or times as the Board or its designee may specify, all Documents then in your possession or control. You also agree to disclose to the Company, at the time your employment terminates or at such earlier time or times as the Board or its designee may specify, all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, any information which you have password-protected on any computer equipment, network or system of the Company or any of its Affiliates.
(c)Assignment of Rights to Intellectual Property. You shall promptly and fully disclose all Intellectual Property to the Company. You hereby assign and agree to assign to the Company (or as otherwise directed by the Company) your full right, title and interest in and to all Intellectual Property. You agree to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company (or as otherwise directed by the Company) and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. You will not charge the Company for time spent in complying with these obligations. All copyrightable works that you create during your employment shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company. You acknowledge and understand that this Section 3(c) shall not apply to any invention that qualifies fully for exclusion under the provisions of California Labor Code Section 2870, the terms of which are set forth in Exhibit A to this Agreement.

(d)Restricted Activities. You acknowledge that, during your employment with the Company, you will have access to Confidential Information and trade secrets which, if disclosed, would assist in competition against the Company and its Affiliates, and that you will also generate good will for the Company and its Affiliates. Therefore, you agree that the following restrictions on your activities during and after your employment are necessary to protect the good will, Confidential Information, trade secrets and other legitimate interests of the Company and its Affiliates:
(i)During the Employment Period, you shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company or any of its Affiliates ior undertake any planning for any business competitive with the Company or any of its Affiliates. Specifically, but without limiting the foregoing, you agree not to work or provide services, in any capacity, whether as an employee, independent contractor or otherwise, whether with or without compensation, to any Person that is engaged in any business that is competitive with all or any portion of the business of the Company or its Affiliates, as conducted or in planning during your employment with the Company. The foregoing, however, shall not prevent your passive ownership of two percent (2%) or less of the equity securities of any publicly traded company.
(ii)During the Employment Period, you will not directly or indirectly (a) solicit or encourage any customer, vendor, supplier or other business partner of the Company or any of its Affiliates to terminate or diminish its relationship with them; or (b) seek to persuade any such customer, vendor, supplier or other business partner or prospective customer, vendor, supplier or other business partner of the Company or any of its Affiliates to conduct with anyone else any business or activity which such customer, vendor, supplier or other business partner or such prospective customer, vendor, supplier or other business partner conducts or could conduct with the Company or any of its Affiliates.
(iii)While you are employed by the Company and during the twenty- four (24)-month period immediately following termination of your employment, regardless of the reason therefore (in the aggregate, the “Restricted Period”), you will not, and will not assist any other Person to, (a) solicit for hiring or engagement, any employee of the Company or any of its Affiliates or seek to persuade any employee of the Company or any of its Affiliates to discontinue employment or (b) solicit or encourage any independent contractor providing services to the Company or any of its Affiliates to terminate or diminish his, her or its relationship with them. For the purposes of this Agreement, an “employee” or an “independent contractor” of the Company or any of its Affiliates is any person who was such at any time within the preceding twelve (12) months.
(e)In signing this Agreement, you give the Company assurance that you have carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on you under this Section 3. You agree without reservation that these restraints are necessary for the reasonable and proper protection of the Company and its Affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. You further agree that, were you to breach any of the covenants contained in this Section 3, the damage to the Company and its Affiliates would be irreparable. You therefore agree that the Company, in addition and not in the alternative to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by you of any of those covenants, without having to post bond, together with an award of its reasonable attorney’s fees incurred in enforcing its rights hereunder. So that the Company may enjoy the full benefit of the covenants contained in this Section 3, you further agree that the Restricted Period shall be tolled, and shall not run, during the period of any breach by you of any of the covenants contained in this Section 3. You and the Company further agree that, in the event that any provision of this Section 3 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. It is also agreed that each of the Company’s Affiliates shall have the right to enforce all of your obligations to that Affiliate under this Agreement, including without limitation pursuant to this Section 3. Finally, no claimed breach of this Agreement or other violation of law attributed to the Company, or change in the nature or scope of your employment or other relationship with the Company or any of its Affiliates, shall operate to excuse you from the performance of your obligations under this Section 3.
4.Termination of Employment.
(a)By the Company For Cause. The Company may terminate your employment for Cause upon written notice to you setting forth in reasonable detail the nature of the cause. The following, as determined by the Board in its reasonable judgment, shall constitute Cause for termination: (i) your substantial failure to perform (other than by reason of disability), or substantial negligence in the performance of, your Duties to the Company or any of its Affiliates; (ii) your material breach of this Agreement or any other agreement between you and the Company or any of its Affiliates; (iii) your commission of, or plea of nolo contendere to, a felony or other crime involving moral turpitude; or (iv) other conduct by you that is or could reasonably be expected to be harmful to the business interests or reputation of the Company or any of its Affiliates.
(b)By the Company Without Cause. The Company may terminate your employment at any time other than for Cause upon written notice to you.
(c)Resignation by You. You may terminate your employment at any time upon sixty (60) days’ notice to the Company. The Board may elect to waive such notice period or any portion thereof; but in that event, the Company shall pay you your base salary for that portion of the notice period so waived.
(d)Death and Disability. Your employment hereunder shall automatically terminate in the event of your death during employment. In the event you become disabled during employment and, as a result, are unable to continue to perform substantially all of your duties and responsibilities under this Agreement, either with or without reasonable accommodation, the Company will continue to pay you your base salary and to provide you benefits in accordance with Section 2(c) above, to the extent permitted by plan terms, for up to twelve (12) weeks of disability during any period of three hundred sixty-five (365) consecutive calendar days. If you are unable to return to work after twelve (12) weeks of disability, the Company may terminate your employment, upon notice to you. If any question shall arise as to whether you are disabled to the extent that you are unable to perform substantially all of your duties and responsibilities for the Company and its Affiliates, you shall, at the Company’s request, submit to a medical examination by a physician selected by the Company to whom you or your guardian, if any, has no reasonable objection to determine whether you are so disabled, and such determination shall for purposes of this Agreement be conclusive of the issue. If such a question arises and you fail to submit to the requested medical examination, the Company’s determination of the issue shall be binding on you.
5.Other Matters Related to Termination.
(a)Final Compensation. In the event of termination of your employment with the Company, howsoever occurring, the Company shall pay you (i) the Base Salary for the final payroll period of your employment, through the date your employment terminates; (ii) compensation at the rate of the Base Salary for any vacation time earned but not used as of the date your employment terminates; and (iii) reimbursement, in accordance with Section 2(e) hereof, for business expenses incurred by you but not yet paid to you as of the date your employment terminates; provided you submit all expenses and supporting documentation required within sixty (60) days of the date your employment terminates, and provided further that such expenses are reimbursable under Company policies as then in effect (all of the foregoing, “Final Compensation”). Except as otherwise provided in Section 5(a)(iii), Final Compensation will be paid to you within thirty (30) days following the date of termination (or such shorter period required by law).
(b)Severance Benefits. In the event of any termination of your employment pursuant to Section 4(b) above, the Company shall pay you, in addition to Final Compensation, the following (collectively, the “Severance Benefits”): (i) a lump sum payment, in an amount equal to six (6) months of your Base Salary (the “First Severance Payment”), (ii) if you have not commenced new employment or any other engagement to provide services to a third party on or before the six (6)-month anniversary of the date of termination of your employment, a second lump sum payment, in an amount equal to six (6) months of your Base Salary (the “Second Severance Payment”), and (iii) if you timely elect “COBRA” coverage under any of the Company’s group health plans, for a period of six (6) months following the date of termination, payment of an amount that equals the portion of the monthly health premiums paid by the Company on your behalf for coverage under such group health plans as of the date of termination (the “Health Continuation Payments”). Notwithstanding the foregoing, in the event that the Company’s payment of the Health Continuation Payments would subject the Company to any tax or penalty under the Patient Protection and Affordable Care Act (as amended from time to time, the “ACA”), or section 105(h) of the Internal Revenue Code of 1986, as amended (“Section 105(h)”), or applicable regulations or guidance issued under the ACA or Section 105(h), you and the Company agree to work together in good faith, consistent with the requirements for compliance with or exemption from Section 409A (as defined below), to restructure such benefit.
(c)Conditions To And Timing Of Severance Benefits. Any obligation of the Company to provide you the Severance Benefits is conditioned, however, on your signing and returning to the Company a timely and effective separation agreement containing a general release of claims and other continuing obligations (as set forth herein) surviving termination of your employment, in the form provided to you by the Company at the time your employment is terminated (the “Separation Agreement”). The Separation Agreement must become effective, if at all, by the sixtieth (60th) calendar day following the date your employment terminates. The First Severance Payment, together with the first installment of the Health Continuation Payments (including all amounts accrued to date), shall be made on the Company’s next regular payday following the expiration of sixty (60) calendar days from the date your employment terminates. The Second Severance Payment will be made on the Company’s next regular payday following the six (6)-month anniversary of the date of termination of your employment; provided, however, that if you have commenced new employment or any other engagement to provide services to a third party on or before such date, you will not be entitled to the Second Severance Payment. You agree to notify the Company if you obtain new employment or any other engagement to provide services to a third party during the six (6) month period following the date of termination of your employment.
(d)Benefits Termination. Except for any right you may have under the federal law known as “COBRA” or other applicable law to continue participation in the Company’s group health and dental plans at your cost, subject to the provisions of Section 5(b), your participation in all employee benefit plans shall terminate in accordance with the terms of the applicable benefit plans based on the date of termination of your employment, without regard to any payment to you following termination. You shall not be eligible to earn vacation or other paid time off following the termination of your employment.
(e)Survival. Provisions of this Agreement shall survive any termination of employment if so provided in this Agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation your obligations under Section 3 of this Agreement. The obligation of the Company to make payments to you under Section 5(b), and your right to retain the same, are expressly conditioned upon your continued full performance of your obligations under Section 3 hereof. Upon termination by either you or the Company, all rights, duties and obligations of you and the Company to each other shall cease, except as otherwise expressly provided in this Agreement.
6.Timing of Payments and Section 409A.
(a)Notwithstanding anything to the contrary in this Agreement, if at the time your employment terminates, you are a “specified employee,” as defined below, any and all amounts payable under this Agreement on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon your death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (B) benefits which qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). In no event shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.
(b)For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i).
(c)Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.
7.Definitions. For purposes of this Agreement, the following definitions apply:
“Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.
“Confidential Information” means any and all information of the Company and its Affiliates that is not generally available to the public. Confidential Information also includes any information received by the Company or any of its Affiliates from any Person with any understanding, express or implied, that it will not be disclosed. Confidential Information does not include information that enters the public domain, other than through your breach of your obligations under this Agreement.

“Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by you (whether alone or with others, whether or not during normal business hours or on or off Company premises) during your employment that relate either to the business of the Company or any of its Affiliates or to any prospective activity of the Company or any of its Affiliates or that result from any work performed by you for the Company or any of its Affiliates or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its Affiliates. Notwithstanding the foregoing, Intellectual Property does not include any invention that qualifies fully for exclusion under the provisions of California Labor Code Section 2870, the terms of which are set forth in Exhibit A to this Agreement.
“Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization, other than the Company or any of its Affiliates.
8.Conflicting Agreements. You hereby represent and warrant that your signing of this Agreement and the performance of your obligations under it will not breach or be in conflict with any other agreement to which you are a party or are bound, and that you are not now subject to any covenants against competition or similar covenants or any court order that could affect the performance of your obligations under this Agreement. You agree that you will not disclose to or use on behalf of the Company any confidential or proprietary information of a third party without that party’s consent.
9.Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.
10.Assignment. Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, the Company may assign its rights and obligations under this Agreement without your consent to one of its Affiliates or to any Person with whom the Company shall hereafter effect a reorganization, consolidate or merge, or to whom the Company shall hereafter transfer all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of our respective successors, executors, administrators, heirs and permitted assigns.
11.Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
12.Miscellaneous. This Agreement sets forth the entire agreement between you and the Company, and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of your employment; provided, however, that this Agreement shall not supersede any effective assignment of any invention or other intellectual property to the Company or any of its Affiliates in effect on the Effective Date and shall not constitute a waiver by the Company or any of its Affiliates of any right that any of them now has or may now have under any agreement imposing obligations on you with respect to confidentiality, non-competition, non-solicitation of employees, customers or independent contractors or like obligations. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and an expressly authorized representative of the Board. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. This is a California contract and shall be governed and construed in accordance with the laws of the State of California, without regard to any conflict of laws principles that would result in the application of the laws of any other jurisdiction. You agree to submit to the exclusive jurisdiction of the courts of or in the State of California in connection with any dispute arising out of this Agreement.
13.Invention Assignment Notice. Enclosed as Exhibit A to this Agreement is a notice provided to you pursuant to Section 2872 of the California Labor Code. You must sign and return this notice to the Company within five (5) business days following the Effective Date.
14.Notices. Any notices provided for in this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, and addressed to you at your last known address on the books of the Company or, in the case of the Company, to it at its principal place of business, attention of the Chair of the Board, or to such other address as either party may specify by notice to the other actually received.
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If the foregoing is acceptable to you, please sign this letter in the space provided and return it to me. At the time you sign and return it, this letter will take effect as a binding agreement between you and the Company on the basis set forth above. The enclosed copy is for your records.
THERMA SERVICES LLC

By:     /s/ Joseph Parisi
Name:    Joseph Parisi
Title:     President & Chief Executive Officer
Accepted and Agreed:

/s/ Steven Hansen
Steven Hansen
Date: June 20, 2017
[Signature Page to Employment Agreement]

Exhibit A
Invention Assignment Notice
You are hereby notified that the Employment Agreement between you and Therma Services, LLC, dated as of June 20, 2017, does not apply to any invention which qualifies fully for exclusion under the provisions of Section 2870 of the California Labor Code. The following is the text of California Labor Code § 2870:
CALIFORNIA LABOR CODE SECTION 2870
(a)Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:
(1)Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or
(2)Result from any work performed by the employee for the employer.
(b)To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.
(c)
THERMA SERVICES LLC

By:     /s/ Joseph Parisi
Name:    Joseph Parisi
Title:     President & Chief Executive Officer
I acknowledge receiving a copy of this Invention Assignment Notice:
Accepted and Agreed:

/s/ Steven Hansen
Steven Hansen
Date: June 20, 2017